Exhibit 4.2

AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT

BETWEEN PAIN THERAPEUTICS, INC. AND

MELLON INVESTOR SERVICES LLC

THIS AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT (the “Amendment”) is made this 27th day of September 2006, by and between PAIN THERAPEUTICS, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC (the “Rights Agent”) to amend the Preferred Stock Rights Agreement, dated April 28, 2005, by and between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, pursuant to the Rights Agreement, certain rights to purchase shares of the Company’s Series A Participating Preferred Stock, par value $0.001 per share, become exercisable, subject to the terms and conditions set forth in the Rights Agreement, if there is a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% (or 20% with respect to Eastbourne Capital Management and its affiliates) or more of the outstanding Common Shares of the Company (an “Acquiring Person”) or 10 business days following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer, the consummation of which would result in any person or entity becoming an Acquiring Person;

WHEREAS, Eastbourne Capital Management, L.L.C. (“ECM”), Black Bear Offshore Master Fund, L.P., a Cayman Islands limited partnership (“BBOM”), Black Bear Fund I, L.P., a California limited partnership (“BB I”) and Black Bear Fund II, L.L.C., a California limited liability company (“BB II,” and together with ECM, BBOM and BB I, the “Eastbourne Entities”) have reported that they beneficially owned in the aggregate 19.5% of the Common Shares of the Company;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to exclude from the definition of an “Acquiring Person” the Eastbourne Entities, but only so long as none of the Eastbourne Entities, together with any of their respective affiliates or associates, either individually or collectively, is the beneficial owner of 25% or more of the Common Shares then outstanding; and

WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

2. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended in its entirety to read as follows:

““Acquiring Person” shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan; provided, however, that Eastbourne Capital Management, LLC, and its affiliates (“Eastbourne”) shall not be deemed an “Acquiring Person” until such time as it together with its respective affiliates shall be the Beneficial Owner of 25% or more of the Company’s Common Shares then outstanding. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding (or with respect to Eastbourne and its affiliates, increases such number of shares to 25% or more of the Common Shares of the Company then outstanding); provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding (or with respect to Eastbourne and its affiliates, shall become the Beneficial Owner of 25% or more of the Common Shares of the Company then outstanding) by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding (or with respect to Eastbourne and its affiliates, does not beneficially own 25% or more of the Common Shares of the Company then outstanding). Notwithstanding the foregoing, (i) if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement including, without limitation Section 1(gg) hereof; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, (or with respect to Eastbourne and its affiliates, is the Beneficial Owner of 25% or more of the Common Shares outstanding) such Person shall not be or become an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares or upon the acquisition of additional Common Shares in a transaction specifically designated as exempt for purposes of this Section 1(a) by the Board of Directors of the Company), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding (or with respect to Eastbourne and its affiliates, is not the Beneficial Owner of 25% or more of the Common Shares outstanding).”

3. All references in the Rights Agreement to “15%” shall be followed by “(or 25% with respect to Eastbourne)”, other than in the definition of “Acquiring Person” set forth in Section 1(a), which is amended as provided above.

4. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any affect any of the terms, conditions, covenants, obligations or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue to be in full force and effect.

5. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

PAIN THERAPEUTICS, INC.

By:	/s/ Peter Roddy
Name:	Peter Roddy
Title:	Chief Financial Officer

MELLON INVESTOR SERVICES LLC

By:	/s/ Kerri Jones
Name:	Kerri Jones
Title:	Assistant Vice President